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                          [Eide Bailly LLP Letterhead]

Consent of Independent Auditor

We consent to the inclusion of our audit report of the consolidated financial statements of South Dakota Soybean Processors as of and for the periods ended December 31, 2000, 1999 and 1998 as part of the Registration Statement of Soybean Processors, LLC on Form S-4, and to the reference to our firm therein.

/s/ Eide Bailly LLP

Sioux Falls, South Dakota
December 21, 2001